Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY

Dallas, Texas, February 5, 2013 – Sabine Royalty Trust (NYSE: SBR) today declared a cash distribution to the holders of its units of beneficial interest of $0.33442 per unit, payable on February 28, 2013, to unit holders of record on February 15, 2013. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for November 2012 and the gas production for October 2012. Preliminary production volumes are approximately 40,214 barrels of oil and 697,990 Mcf of gas. Preliminary average prices are approximately $79.33 per barrel of oil and $3.38 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	40,214	697,990	$79.33	$3.38
Prior Month	33,359	458,429	$86.94	$3.10

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of January, approximately $732,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, approximately $1,330,000 in revenue has been received.

The 2012 tax information packets are expected to begin mailing directly to unitholders in early March 2013. A copy of Sabine’s 2012 tax information booklet will be posted on Sabine’s website by March 1, 2013. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2012 tax information by the end of February.

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free Number: 1.800.365.6541